Exhibit 4.2

1847 HOLDINGS LLC

AMENDMENT NO. 1

TO

AMENDED AND RESTATED SHARE DESIGNATION

OF

SERIES A SENIOR CONVERTIBLE PREFERRED SHARES

(no par value per share)

The undersigned, Ellery W. Roberts, being the Chief Executive Officer of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), does hereby certify that:

WHEREAS, on September 30, 2020, the Board of Directors of the Company (the “Board”) adopted a resolution authorizing the creation and issuance of a series of preferred stock designated as Series A Senior Convertible Preferred Shares (the “Series A Preferred Shares”) and approved and adopted a share designation for the Series A Preferred Shares (the “Original Share Designation”);

WHEREAS, on November 20, 2020, the Original Share Designation was amended upon the approval of the Board and the Requisite Holders (as defined in the Original Share Designation);

WHEREAS, on March 26, 2021, the Original Share Designation, as amended, was amended and restated in its entirety upon the approval of the Board and the Requisite Holders (the “Amended and Restated Share Designation”); and

WHERAS, the Board and the Requisite Holders have approved the following resolution to amend the Amended and Restated Share Designation:

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Formation of the Company and the Delaware Limited Liability Company Act, the Amended and Restated Share Designation shall be amended as follows:

1.	Section 4(a) is hereby amended in its entirety to read as follows: “The Company may, on the Redemption Date, redeem in whole, or upon the written consent of the Requisite Holders and in the manner provided for in such written consent, in part, the Series A Senior Convertible Preferred Shares by paying in cash therefore a sum equal to the Redemption Stated Value plus the amount of accrued dividends indicated in Section 4(b) hereof plus any amounts due but unpaid under Section 10(f) (the ‘Redemption Price”).”
2.	The first sentence of Section 11 is hereby amended in its entirety to read as follows: “If, but only if, the Requisite Holders provide the Company with at least ten (10) Business Day’s prior written notice, then, from and after the date of such Notice, the Stated Dividend Rate, the Stated Value and the Conversion Price shall automatically adjust as follows:”.

IN WITNESS WHEREOF, this Amendment No. 1 to Amended and Restated Share Designation, which shall be made effective pursuant to Article III of the Operating Agreement, is executed by the undersigned this 29th day of September, 2021.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

CONSENTED TO AND AGREED BY THE FOLLOWING REQUISITE HOLDERS:

Leonite Capital LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Chief Investment Officer

Leonite LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Chief Investment Officer

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